Exhibit 2.2 AMENDMENT NO. 1 TO THE TRANSACTION AGREEMENT AND PLAN OF MERGER This AMENDMENT NO. 1 TO TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Amendment No. 1”), dated as of March 23, 2022, is by and among Aspen Technology, Inc., a Delaware corporation (“Aspen”), Emerson Electric Co., a Missouri corporation (“Emerson”), EMR Worldwide Inc., a Delaware corporation and a wholly owned subsidiary of Emerson (“Emerson Sub”), Emersub CX, Inc., a Delaware corporation and a wholly owned subsidiary of Emerson (“Newco”), and Emersub CXI, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Subsidiary”). Each of Aspen, Emerson, Emerson Sub, Newco and Merger Subsidiary is referred to as a “Party,” and collectively, as the “Parties.” WHEREAS, the Parties are parties to the Transaction Agreement and Plan of Merger (the “Transaction Agreement”), dated as of October 10, 2021 (the “Original Execution Date”); WHEREAS, pursuant to Section 13.03 of the Transaction Agreement, the Parties desire to amend certain terms of the Transaction Agreement to the extent provided herein. NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows: Section 1. Amendment to Exhibit G to the Transaction Agreement. Exhibit G (Form of Newco Certificate of Incorporation) to the Transaction Agreement is hereby deleted and replaced in its entirety with Exhibit G-1 hereto. Section 2. Effect of Amendment. From and after the date hereof, each reference in the Transaction Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Transaction Agreement (or any schedule or exhibit thereof) shall be deemed a reference to the Transaction Agreement (and such schedule or exhibit) as amended hereby. The Parties agree that all references in the Transaction Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date. Except as and to the extent expressly modified by this Amendment No. 1, the Transaction Agreement (or any schedule or exhibit thereof) is not otherwise amended, modified or supplemented and shall remain in full force and effect in accordance with its terms. Section 3. Other Provisions. This Amendment hereby incorporates the provisions of Sections 1.02 (Other Definitional and Interpretive Provisions), 13.03 (Amendments and Waivers), 13.05 (Disclosure Schedules), 13.06 (Binding Effect; Benefit; Assignment), 13.07 (Governing Law), 13.08 (Jurisdiction), 13.09 (Counterparts; Effectiveness); 13.10 (Entire Agreement), 13.11 (Severability) and 13.12 (Specific Performance) of the Transaction Agreement as if fully set forth herein, mutatis mutandis. [Signature Page Follows]

[Signature Page to Amendment No. 1 to the Transaction Agreement and Plan of Merger] IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officers as of the day and year first above written. ASPEN TECHNOLOGY, INC. By: /s/Antonio J. Pietri Name: Antonio J. Pietri Title: President and Chief Executive Officer EMERSON ELECTRIC CO. By: /s/Vincent M. Servello Name: Vincent M. Servello Title: Vice President EMR WORLDWIDE INC. By: /s/Vincent M. Servello Name: Vincent M. Servello Title: Vice President EMERSUB CX, INC. By: /s/Vincent M. Servello Name: Vincent M. Servello Title: Vice President EMERSUB CXI, INC. By: /s/Vincent M. Servello Name: Vincent M. Servello Title: Vice President

Exhibit G-1

Exhibit G-1 FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF Aspen Technology, Inc. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was October 8, 2021. The Corporation was originally incorporated under the name Emersub CX, Inc. ARTICLE 1 NAME The name of the corporation is Aspen Technology, Inc. (the “Corporation”). ARTICLE 2 REGISTERED OFFICE AND AGENT The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company. ARTICLE 3 PURPOSE AND POWERS The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

G-1 - 2 ARTICLE 4 CAPITAL STOCK (A) Authorized Shares 1. Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is [●], consisting of [●] shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and [●] shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). 2. Preferred Stock. Preferred Stock may be issued from time to time in one or more classes or series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board”) and the filing of a certificate pursuant to the DGCL (a “Preferred Designation”), authority to do so being hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any classes or series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such class or series, and the number of shares constituting any such class or series and the designation thereof, or any of the foregoing. The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, subject to obtaining a vote of the holders of any classes or series of Preferred Stock, if such a vote is required pursuant to the terms of this Certificate of Incorporation (including any Preferred Designation). (B) Voting Rights Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Designation) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or

G-1 - 3 more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Designation) or pursuant to the DGCL. ARTICLE 5 BYLAWS Subject to the terms of the Stockholders Agreement, dated as of [●], among the Corporation, Emerson Electric Co., a Missouri corporation (“Emerson”), and EMR Worldwide Inc., a Delaware corporation (as amended from time to time, the “Stockholders Agreement”), the Board shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”). The Stockholders Agreement shall be publicly available with the Company’s public filings. ARTICLE 6 BOARD OF DIRECTORS (A) Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. (B) Election of Directors. Subject to the terms of the Stockholders’ Agreement and any Preferred Designation, the number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide. (C) Vacancies. Subject to the terms of the Stockholders Agreement and any Preferred Designation, vacancies on the Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified. (D) Removal. Any director or the entire Board may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon or pursuant to the terms of the Stockholders Agreement with respect to the parties to such agreement and any Preferred Designation.

G-1 - 4 ARTICLE 7 MEETINGS OF STOCKHOLDERS (A) Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date, and at such time as the Bylaws may provide. (B) Special Meetings. Except as otherwise provided for in any Preferred Designation, special meetings of the stockholders may only be called as set forth in the Bylaws. (C) Action by Consent. If Emerson and its affiliates beneficially own in the aggregate at least 20% of the voting power of all of the then-outstanding shares of capital stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by consent of stockholders without a meeting; provided that, if Emerson and its affiliates do not beneficially own at least 20% of the voting power of all of the then-outstanding shares of capital stock of the Corporation, then any action required or permitted to be taken at any annual or special meeting of stockholders may be taken upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and this Article 7 and may not be taken by consent of stockholders without a meeting (except pursuant to any Preferred Designation). For purposes of this Section (C) of Article 7, “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person. ARTICLE 8 INDEMNIFICATION (A) Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. (B) Right to Indemnification. (1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each, a “Covered Person”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the

G-1 - 5 fullest extent authorized by applicable law. The right to indemnification conferred in this Article 8 shall be a contract right. (2) If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. (3) The Corporation may, by action of the Board, provide indemnification and advancement of expenses to such of the employees and agents of the Corporation to such extent and to such effect as the Board shall determine to be appropriate and authorized by applicable law. (C) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL. (D) Priority of Corporation Obligations. The Corporation hereby acknowledges that a Covered Person may have certain rights of indemnification, advancement of expenses and/or insurance provided by persons (an “Other Indemnitor”) other than the Corporation or an affiliate of the Corporation. The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case to the extent legally permitted and as required by the terms of this Certificate of Incorporation or the Bylaws (or any other agreement between the Corporation and such Covered Persons), without regard to any rights such Covered Persons may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of such Covered Persons with

G-1 - 6 respect to any claim for which such Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Persons against the Corporation. The Other Indemnitors are express third party beneficiaries of the terms of this clause (D). (E) Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire. (F) Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). ARTICLE 9 CORPORATE OPPORTUNITIES The Corporation has waived certain corporate opportunities as identified in the Stockholders Agreement, such that Emerson and the other persons specified therein shall not be liable to the Corporation, its affiliates or its stockholders for breach of any fiduciary duty as a stockholder or director of the Corporation from pursuit of such opportunities as set forth in the Stockholders Agreement. Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the foregoing. ARTICLE 10 AMENDMENTS The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. ARTICLE 11 EXCLUSIVE JURISDICTION FOR CERTAIN ACTIONS AND SEVERABILITY Unless the Board otherwise approves in writing the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior

G-1 - 7 Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a duty (including any fiduciary duty) owed by any current or former director, officer or other employee or stockholder to the Corporation or the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of a fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, (iv) any action asserting a claim related to, involving or against the Corporation governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (each, a “Covered Proceeding”); provided that the foregoing shall not apply to claims arising under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder. Unless the Board otherwise approves in writing the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Failure to enforce the provisions of this Article 11 would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring or holding any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11 and waived any argument relating to the inconvenience of the forums referenced above in. The existence of any prior written approval by the Corporation of an alternative forum shall not act as a waiver of the Corporation’s ongoing consent right as set forth in this Article 11 with respect to any current or future actions or claims. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

G-1 - 8 ARTICLE 12 DGCL SECTION 203 AND BUSINESS COMBINATIONS (A) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL. (B) The Corporation shall not engage in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: 1. prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; 2. upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting power of all of the then-outstanding shares of capital stock of the Corporation at the time the transaction commenced, excluding for purposes of determining the voting power of all of the then-outstanding shares of capital stock of the Corporation (but not the voting power of the then-outstanding shares of capital stock of the Corporation owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or 3. at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the voting power of all of the then-outstanding shares of capital stock of the Corporation which is not owned by the interested stockholder. For purposes of this Article 12, references to: “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person. “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar

G-1 - 9 fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person. “Emerson Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from Emerson or any of its affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Securities Exchange Act of 1934 beneficial ownership of 5% or more of the voting power of all of the then-outstanding shares of capital stock of the Corporation. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means: 1. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article 12 is not applicable to the surviving entity; 2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; 3. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or

G-1 - 10 the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this clause (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments); 4. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or 5. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in clauses 1 to 4) provided by or through the Corporation or any direct or indirect majority- owned subsidiary. “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article 12, as an agent, bank, broker,

G-1 - 11 nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (a) Emerson, any Emerson Direct Transferee, or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Securities Exchange Act of 1934, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: 1. beneficially owns such stock, directly or indirectly; or 2. has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided that a person shall not be deemed the owner of any stock because of such person’s

G-1 - 12 right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or 3. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock. “person” means any individual, corporation, partnership, unincorporated association or other entity. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest. “voting stock” means stock of any class or series entitled to vote generally in the election of directors. ARTICLE 13 STOCKHOLDERS AGREEMENT Notwithstanding anything in this Certificate of Incorporation to the contrary (including the provisions of Article 3 hereof), (i) the Corporation is not authorized to engage in any act or activity that would constitute a breach by the Corporation of Article III (except for Section 3.7), Section 4.2(e), Section 4.3, Section 4.4, Section 4.9 or Section 7.6 of the Stockholders Agreement (the “Specified Provisions”), and (ii) the Corporation shall lack the power to engage in any such act or activity, unless (in the case of either of clauses (i) or (ii)) such act or activity is approved, or ratified after such act or activity occurs, by the parties to the Stockholders Agreement. For the avoidance of doubt, a breach of the Specified Provisions shall not occur if an act or activity would constitute a breach of a contractual right relating to such Specified Provision of one or more of the parties to the Stockholders Agreement and such right has been waived (either by a limited waiver or otherwise) by such parties.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this _____ day of __________, 20__. Aspen Technology, Inc. [Name] Title: Chief Executive Officer